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                                                                    Exhibit 99.1

Peerless Systems to Acquire HDE, Inc., a Seattle-based Developer of Embedded Imaging and Internet Printing Solutions for Digital Document Products

Acquisition Extends Company's Breadth of Customers and Expands Peerless' ImageWorks Solution Set for the Office Market

EL SEGUNDO, Calif.--Dec. 7, 1999-- Peerless Systems Corporation (Nasdaq: PRLS - news) announced today a definitive agreement to acquire HDE, Inc., a privately-held developer of embedded imaging and Internet printing solutions.

Under the terms of the agreement, all outstanding shares of HDE stock will be exchanged for 890,000 shares of Peerless' common stock. Gordon Hanson, President of HDE, will become Vice President and General Manager of the Peerless Systems Imaging Products (PSIP) Subsidiary located in Seattle, Washington. Based on the closing price of Peerless' stock today, the transaction is currently valued at approximately $8.2 million.

"This merger extends our presence into the expanding office market and gives our customers an unprecedented set of choices for access to leading imaging and printing technologies," said Ed Gavaldon, President and CEO of Peerless
Systems. "Additionally, this acquisition broadens our customer base through HDE's existing relationships with industry powerhouses such as Epson, NEC, Oki and Sharp. The expanded customer base, along with the strong product development capability and growing technology offerings, brings added strength to our leadership position in the embedded imaging and networking arena."

The new Peerless Systems Imaging Products Subsidiary will be responsible for the development and deployment of technologies and products targeted to OEM customers with proprietary imaging systems. Combining these technologies with the modular approach of Peerless' ImageWorks technology delivery model, customers can select only the required functionality. This componentized approach provides them with a cost-effective way to bring high value digital imaging products to market faster, while maintaining their ability to differentiate their products based on proprietary technology. Additionally, PSIP offers a line of Internet printing products. These solutions, which are currently shipping, tie into Peerless' strategy to provide a broad set of Internet-enabled document solutions.

"HDE's technology is a great complement to Peerless' existing technologies and its modular approach," said Gordon Hanson, Vice President and General Manager of the new subsidiary. "By combining HDE's imaging, Internet printing and development services with Peerless' standards-based Internet printing, scanning and embedded imaging platforms, customers will have access to a complete set of end-to-end solutions."
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The transaction is expected to be accounted for as a pooling-of-interests and to be completed during Peerless' fourth fiscal quarter. Peerless expects to record a one-time charge of approximately $500,000 for acquisition-related costs in the January 2000 quarter. The Board of Directors of each company unanimously approved the transaction.

About Peerless ImageWorks

Peerless Systems' ImageWorks(TM) is an integrated, scalable set of solutions that provides OEMs of digital imaging products with an attractive alternative to resource-intense in-house design. Less expensive and more flexible than hardware-based solutions, ImageWorks solidifies Peerless Systems' reputation as the industry leader for embedded imaging solutions, and positions the company to capture a significant portion of new outsourced design projects for products ranging from SOHO monochrome printers to high-end digital color copiers.

About HDE, Inc.

Founded in 1989 and headquartered in Kent, Washington, HDE provides software and hardware solutions for the embedded imaging market. The company, which employs approximately 25 people, works with several leading manufacturers of digital document products, including Epson, IBM, NEC, Oki, Ricoh and Sharp and has alliances with Adobe, Agfa, Microsoft, and Novell.

About Peerless Systems Corporation

Peerless Systems is a leading provider of software-based embedded imaging and networking systems to original equipment manufacturers of digital document products. Digital document products include printers, copiers, fax machines, scanners and color products, as well as multifunction products that perform a combination of these imaging functions. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electron ics, collectively known as an embedded imaging system. Embedded networking systems supply the core software technologies to digital document products that enable them to communicate over local area networks and the Internet.

Auco, Peerless, PeerlessPage, PeerlessPowered, AccelePrint, All-Pages-Print, MultiPrint, OptiSys, PicturePrint, SyntheSys and Camera Page Language (CPL) are trademarks of Peerless Systems Corp. Memory Reduction Technology (MRT), Peerless Systems, PeerlessPrint, QuickPrint, and WinEXPRESS are registered trademarks of Peerless Systems Corp. PostScript is a registered trademark of Adobe Systems Incorporated. PCL is a registered trademark of Hewlett-Packard Company. All other brand and product names are trademarks or registered trademarks of their
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respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. These statements include those concerning the consummation of the acquisition of HDE and, if consummated, its potential benefits and effects. The company wishes to caution readers that a number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. In this regard, investors are cautioned that the acquisition may not be consummated on the terms proposed or at all, and, if consummated, the combined companies will be subject to numerous risks and uncertainties. For further cautions about the risks of investing in Peerless Systems Corporation, we refer you to the documents Peerless files from time to time with the Securities and Exchange Commission, including its recent filings on Forms S-4, 10-K and 10-Q. The company disclaims any obligation to update these statements for subsequent events.

This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.

Contact:
Peerless Systems Corporation
Heidi Halvorsen, 310/297-3264
hhalvorsen@peerless.com

or

Shafer Public Relations  Linda Waters,
lindaw@shafer.net
Steve Chesterman, stevec@shafer.net
800/503-1177